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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                        COMMISSION FILE NUMBER 000-25477

                         FLASHNET COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

                         3001 MEACHAM BLVD., SUITE 100
                            FORT WORTH, TEXAS  76137
                                 (817) 820-0068
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]    Rule 12h-3(b)(1)(i)      [_]
Rule 12g-4(a)(1)(ii) [_]    Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(2)(i)  [_]    Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(ii) [_]    Rule 12h-3(b)(2)(ii)     [_]
                            Rule 15d-6               [_]
Approximate number of holders of record as of the certification or notice date:
None.
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, FlashNet Communications, Inc., by Prodigy Communications Corporation, its successor in interest, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    FLASHNET COMMUNICATIONS, INC.

                                    By: Prodigy Communications Corporation,
                                    its successor in interest


Date: July 28, 2000                 By:  /s/ Charles J. Roesslein
      -------------                      ---------------------------
Charles J. Roesslein                     President and Chief
                                         Executive Officer

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